Exhibit 5.1

Hogan Lovells US LLP 1735 Market Street, Floor 23 Philadelphia, PA 19103 T +1 267 675 4600 F +1 267 675 4601 www.hoganlovells.com

October 8, 2024

Board of Directors
Acasti Pharma Inc.
103 Carnegie Center
Suite 300
Princeton, NJ 08540

To the addressee referred to above:

We are acting as counsel to Acasti Pharma Inc., a Delaware corporation (the “Company”), in connection with its Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to its registration statements on Form S‑8 (File Nos. 333-274228, 333-227476 and 333-191383, collectively, the “Registration Statements”), previously filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed offering of the following shares of common stock, par value $0.0001 per share (“Common Stock”) of the Company (the “Shares”), to be issued from time to time: (i) up to $5,000,000 of deferred compensation obligations that may be incurred by the Company in connection with the Company’s Equity Incentive Plan (the “EIP”); and (ii) up to 17,661,653 shares of Common Stock pursuant to the EIP and the Company’s Stock Option Plan (prongs (i) and (ii), collectively, the “Plans”). The Post-Effective Amendment is being filed with the Commission under the Act for the purpose of updating the Registration Statements following the Company’s change in its jurisdiction of organization to the State of Delaware. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S‑K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statements.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Hogan Lovells US LLP is a limited liability partnership registered in the state of Delaware.  “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in:  Alicante  Amsterdam  Baltimore  Berlin  Beijing  Birmingham  Boston  Brussels  Colorado Springs  Denver  Dubai  Dusseldorf  Frankfurt  Hamburg  Hanoi  Ho Chi Minh City  Hong Kong  Houston  Johannesburg  London  Los Angeles  Luxembourg  Madrid  Mexico City  Miami  Milan  Minneapolis  Monterrey  Munich  New York  Northern Virginia  Paris  Philadelphia  Riyadh  Rome  San Francisco  São Paulo  Shanghai  Silicon Valley  Singapore  Sydney  Tokyo  Warsaw  Washington, D.C.  Associated Offices:  Budapest  Jakarta  Shanghai FTZ.   Business Service Centers:  Johannesburg  Louisville.  For more information see www.hoganlovells.com

Acasti Pharma Inc.	- 2 -	October 8, 2024
Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Post-Effective Amendment, (ii) issuance of the Shares pursuant to the terms of the Plans, and (iii) receipt by the Company of the consideration for the Shares specified in the applicable resolutions of the Board of Directors of the Company (or a duly authorized committee thereof) and in the Plans, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statements. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Post-Effective Amendment.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Post-Effective Amendment. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP